Exhibit 99.1

Jessica Hansen, Director of IR
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
February 16, 2012

D.R. HORTON, INC. REPORTS THAT ITS DHI MORTGAGE SUBSIDIARY EXPERIENCED A SOFTWARE SECURITY BREACH

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today announced that its DHI Mortgage subsidiary experienced a software security breach by unknown external sources in its Internet Loan Prequalification System. Upon identifying the security breach, DHI Mortgage took immediate steps to remedy the breach by isolating the affected server, purging certain affected files and modifying our electronic security measures to address the specific issue. We are in the process of notifying affected customers that their personal data may have been compromised. We regret the inconvenience to our customers, and encourage them to follow the precautionary actions outlined in the email or letter that they receive.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 17,176 homes closed in the twelve-month period ended December 31, 2011. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 73 markets in 25 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $600,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

WEBSITE ADDRESS: www.drhorton.com